Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2006

St. Louis, MO, November 8, 2006… Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the fourth quarter and full fiscal year ended September 30, 2006. For the year, diluted earnings per share were $2.41 compared to $2.34 last year, and net sales grew more than 10% to $1,850.2 million from $1,675.1 million in fiscal 2005. Highlights for the fourth quarter include:

•	Diluted earnings per share were $.53 compared to $.42 a year ago.
•	Net sales for the quarter increased nearly 10% as a result of business acquisitions, improved pricing, and a favorable mix.
•
Total segment profit contribution was up over 20%, primarily as a result of improved pricing and favorable mix, acquisitions, property tax refunds, and lower production costs and SG&A expenses, net of the effects of higher costs of raw materials, freight, and energy.

•
Earnings before income taxes and equity earnings were $25.6 million (compared to $25.7 million last year) and included the effects of an $8.1 million non-cash loss on forward sale contracts ($.19 per share) and $1.5 million of additional stock-based compensation expense due to the adoption of FAS 123(R) this year ($.03 per share). These additional expenses were partially offset by $3.1 million lower net expenses related to special items, including major systems projects, restructuring charges, accelerated depreciation, and litigation settlement income.

•	Income taxes reflect a net effective tax rate of 29.3% for the quarter and 32.8% for the year (compared to 31.9% and 35.4% last year, respectively).
•	Equity in loss of Vail Resorts, Inc. (after taxes at 35%) was $3.6 million ($.13 per share) compared to $4.6 million ($.15 per share) a year ago.
•	Net earnings were $14.5 million, 12% higher than last year.
•	Weighted average shares for diluted EPS were 27.2 million compared to 30.5 million a year ago.

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales
Ralston Foods	$120.0	$111.8	$452.3	$389.8
Bremner	86.0	83.4	325.3	327.4
Cereals, Crackers & Cookies	206.0	195.2	777.6	717.2
Frozen Bakery Products	115.9	87.6	442.8	334.8
Dressings, Syrups, Jellies & Sauces	99.6	100.7	389.2	389.9
Snack Nuts & Candy	63.6	58.4	240.6	233.2
Total	$485.1	$441.9	$1,850.2	$1,675.1

Profit Contribution
Cereals, Crackers & Cookies	$22.4	$18.5	$77.6	$69.1
Frozen Bakery Products	14.1	13.4	50.6	49.3
Dressings, Syrups, Jellies & Sauces	5.3	2.1	12.2	12.3
Snack Nuts & Candy	7.2	6.6	17.2	21.9
Total segment profit contribution	49.0	40.6	157.6	152.6
Interest expense, net	(7.5)	(4.5)	(28.1)	(16.5)
Loss on forward sale contracts	(8.1)	-	(9.8)	-
Gain on sale of securities	-	-	2.6	-
Restructuring charges	(.1)	(1.1)	(.1)	(2.7)
Accelerated depreciation	-	(1.2)	(1.1)	(2.4)
Litigation settlement income, net	-	.1	-	1.8
Systems upgrades and conversions	(.4)	(1.4)	(3.4)	(7.0)
Stock-based compensation expense	(1.6)	(.2)	(5.7)	(.7)
Other unallocated corporate expenses	(5.7)	(6.6)	(20.8)	(21.6)
Earnings before income taxes
and equity earnings	$25.6	$25.7	$91.2	$103.5

        Approximately two thirds of the fourth quarter’s $43.2 million sales growth came from fiscal 2006 business acquisitions, namely Western Waffles (approximately $19 million), acquired November 15, 2005, and Parco Foods (approximately $10 million), acquired February 7, 2006. Both of these businesses are reported in the Frozen Bakery Products segment. Nearly three fourths of the $175.1 million sales growth for the fiscal year was due to the timing of acquisitions, with about $67 million of sales from Western Waffles, about $37 million from an additional nine months from Medallion Foods (acquired June 22, 2005, and reported as part of Ralston Foods in the Cereals, Crackers & Cookies segment), and approximately $25 million from Parco Foods. The remaining growth was due primarily to selling price increases (in an attempt to cover higher input costs) and product mix, as overall volume was flat (excluding acquisition effects).
For the quarter, ingredient and packaging costs were unfavorable by a total of about $4.3 million. Higher freight rates increased cost of products sold by approximately $1.8 million as fuel costs remained high compared to the prior year. Increases in the costs of natural gas and electricity used in the production facilities reduced gross profit by about $1.3 million. For all of fiscal 2006, the corresponding year-over-year cost increases were approximately $25.0 million for raw materials, $11.0 million for freight, and $8.9 million for energy. Because of the rapid escalation of these costs and the nature of the private label retail business, these costs could not be fully recovered during the first half of the year. However, Ralcorp’s ongoing efforts to improve pricing and reduce other costs mitigated the relatively smaller increases in the second half.
Fourth quarter net earnings were affected by an $8.1 million non-cash loss on the Company’s forward sale contracts, executed November 22, 2005, and April 19, 2006, related to a total of 3,750,100 of its shares of Vail Resorts, Inc. (NYSE:MTN). The contracts include a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received a total of $110.5 million). The contracts operate as a hedge of the future sale of the stock in that the Company will receive no less than the $110.5 million proceeds for the 3,750,100 shares. However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting. Consequently, gains or losses on the contracts are immediately recognized in earnings. It should be noted that the market price of Vail stock increased from $37.10 to $40.02 per share during the fourth quarter, resulting in nearly $11.0 million of unrecorded unrealized gain on the shares covered by these contracts. Amortization of the prepayment discounts, which totaled $1.5 million in the fourth quarter, is included in interest expense. For the year ended September 30, 2006, the net loss on the contracts was $9.8 million, and $3.7 million of amortization was included in interest expense.
The reduction in “other unallocated corporate expenses” in the quarter and year ended September 30, 2006 compared to the prior year was primarily due to increased allocations of information systems costs to the operating segments to better reflect the proportion of benefits received, as well as slightly lower gross systems expenses.
Income taxes were affected by favorable resolutions of uncertain tax positions and changes in blended state tax rates. In addition, the new “Domestic Production Activities Deduction” reduced Ralcorp’s effective federal income tax rate by approximately 1% in fiscal 2006, while favorable Canadian tax benefits related to the Western Waffles entities further reduced taxes.

Outlook
The Company purchases significant quantities of certain ingredients (e.g., wheat flour, soybean oil, corn syrup and sweeteners, peanuts and various tree nuts, other grain products, cocoa, fruits), packaging materials (e.g., resin, glass, paper products), energy (e.g., natural gas), and transportation services. Recently, the market costs of some of these items, notably wheat and corn products (as well as other grain products), have increased significantly. To offset the impact of these significant cost increases and maintain profitability levels, the Company will need to take additional actions, including further cost reductions and pricing changes, where justified. To the extent mitigating efforts trail the impact of cost increases, results of operations will be negatively affected. This trend could have a greater impact on the second half of fiscal 2007.

Cereals, Crackers & Cookies Segment Results
As mentioned above, sales of corn-based snacks from the acquired Medallion business for an additional nine months in fiscal 2006 accounted for about 59% of the increase in net sales in the Ralston Foods cereal and snacks division in the year. In the three and twelve months ended September 30, 2006, the base cereal business grew about 6% from the corresponding periods last year, primarily as a result of higher selling prices. Overall cereal volume was flat in the fourth quarter, as a 58% increase in co-manufacturing levels were offset by a 5% decline in hot cereal volumes and a 1% decline in private label ready-to-eat (RTE) cereal sales volume. RTE continued to face increased promotional activity by branded competitors, as well as difficult comparisons to last year’s fourth quarter (which had grown 7% from the previous year), but benefited from increased distribution of new products. For the full year, overall cereal volume was up about 2%, with RTE and hot cereal each up less than 1%, and co-manufacturing up 28% to nearly 5% of the division’s total sales volume.
At the Bremner cracker and cookie division, an overall sales volume decline of 2% from last year’s fourth quarter was offset by the effects of price increases and new co-manufacturing business with a higher price per unit of volume. Bremner’s co-manufacturing sales volume was down 6% for the quarter, but related net sales dollars were slightly higher. Cracker volume in the quarter was flat while cookie volume was down 5% due to overall category softness and significantly lower private label promotion by retailers. For the year, overall sales volume declined 6%, with cookies down 5%, crackers down 3%, and co-manufacturing (which was 7% of the division’s total fiscal 2006 sales volume) down 20%.

Fourth quarter profit contribution from the Cereals, Crackers & Cookies segment improved as a result of the net sales growth, partially offset by the effects of increased per unit costs of raw materials, energy, and freight totaling approximately $3.1 million, $1.1 million, and $.3 million, respectively. Specific commodities with higher costs include sugar, oats, rice, wheat, and soybean oil. The quarter’s profit contribution was also higher because last year’s fourth quarter included $1.1 million more bonus accruals and $1.1 million of package redesign costs to bring labels into compliance with new trans fat declaration requirements. Approximately $.7 million of the improvement in fourth quarter segment profit contribution was the result of a change in the allocations of certain shared management costs between the Bremner division and the Snack Nuts & Candy segment to better reflect the proportion of benefits received by each division. For the year ended September 30, 2006, the extra nine months of Medallion business added $4.4 million of profit contribution (net of $1.9 million of intangible asset amortization in those nine months), while the positive impact of higher net sales in the base business was partially offset by the negative effects of higher energy, raw materials, and freight costs (approximately $6.0 million, $5.6 million, and $4.9 million, respectively). The change in divisional cost allocations added approximately $3.0 million for the year.

Frozen Bakery Products Segment Results
As detailed above, the increase in year-over-year net sales in the Frozen Bakery Products segment is attributable primarily to sales from the recently-acquired Western Waffles and Parco businesses, while net sales for the base business was approximately 2% lower in the fourth quarter but 5% higher for the full year. The decrease for the quarter is attributable to the fact that the prior year’s fourth quarter contained four additional calendar days in the segment’s foodservice and retail operations. Since the operations of the Parco acquisition have been rapidly integrated into the segment’s existing operations (and, in fact, most of the Parco production volume has been moved to the Ogden, Utah facility), incremental results from that acquisition are not specifically quantifiable but have been estimated.
For the fourth quarter, excluding sales attributable to the recent acquisitions, sales in the in-store bakery (ISB) channel decreased approximately 7%, while the retail channel and foodservice channel grew approximately 15% and 1%, respectively, despite the effects of having fewer days in the period. The ISB decline is attributable primarily to lower frozen cookie sales in the period, slightly offset by some positive impact from increased sales of frozen breads. For the year, again excluding estimated amounts from acquisitions, most of the segment’s $16 million base business growth was the result of a strong 7% increase in the foodservice channel. The base retail channel was up nearly $5 million (32%) while base ISB was down about $2 million (2%) for the year. The foodservice and retail growth was a result of both higher volumes and slightly improved pricing. The ISB decline was again due to a drop in cookie sales, partially offset by higher bread sales.
Profit contribution from Western Waffles was approximately $1.8 million for the quarter and $3.7 million for the year, net of intangible asset amortization totaling $.5 million in the quarter and $1.5 million for the year. Profit contribution from Parco is no longer separately visible, but is estimated at approximately $1.5 million in the fourth quarter and approximately zero since acquisition (after $.3 million of intangible asset amortization). Excluding the estimated acquisition effects, the segment’s profit contribution was $2.6 million lower in this year’s fourth quarter, primarily as a result of higher costs of raw materials ($2.1 million) and outbound freight ($.5 million). For the year, excluding the acquisition effects, the segment’s profit contribution was $2.4 million lower than the prior year as the effects of strong sales growth were more than offset by the higher costs of raw materials ($5.3 million), outbound freight ($1.8 million), and energy ($.7 million). In addition, Frozen Bakery Products incurred about $1.2 million of expenses in the year related to the start-up of a new production line, which improved the flexibility of our operations.

Dressings, Syrups, Jellies & Sauces Segment Results
In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, fourth quarter net sales decreased 1% as a 5% volume decline was almost entirely offset by the effects of improved pricing and a slightly favorable product mix among product groups. For the year, net sales were flat compared to last year, as favorable pricing offset a 3% volume decline. The decrease in volume was due in part to the effects of the City of Industry plant closure at the end of fiscal 2005, industry softness in most Carriage House product categories, and the loss of certain product lines with a few customers in competitive bids.
Despite the slight net sales declines, Carriage House delivered improved fourth quarter profits in fiscal 2006 as a result of reduced production costs and SG&A expenses, partially offset by the effects of higher cost rates for raw materials, freight, and energy. Production costs and SG&A were favorable as a result of a $1.6 million property tax refund, $.6 million net cost savings from the closure of the City of Industry plant, and other spending decreases. Unfavorable costs of raw materials, outbound freight, and energy reduced the segment’s fourth quarter profit contribution by $2.2 million, $.9 million, and $.2 million, respectively, compared to last year. For the full year, the corresponding rate variances totaled approximately $9.1 million, $3.8 million, and $1.8 million. The raw material impacts were due primarily to petroleum-based plastic packaging cost increases, but also to higher costs of glass containers, caps, corn sweeteners, sugar, tomato paste, and other ingredients (including the effects of higher inbound freight costs). These unfavorable rate variances were partially offset by approximately $2.5 million of net cost savings from the closure of the City of Industry plant.

Snack Nuts & Candy Segment Results
Fourth quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, were 9% higher than last year, as a 13% improvement in sales volume was partially offset by an unfavorable product mix. The quarter’s volume increase is attributable to a new retail customer and growth with continuing customers. The mix shifted in the quarter to lower priced items. For the fiscal year, net sales were up 3% as a result of 2% volume growth and higher prices. Volume increases for the year are primarily attributable to the new customer, as fourth quarter gains with continuing customers were offset by declines earlier in the year.
The segment’s profit contribution for the fourth quarter was better than last year as a result of the increased sales and lower commodity costs in nearly every nut category, partially offset by larger allocations from centralized cost centers (at both corporate and Bremner). In each of the four quarters this year, allocations were nearly $1 million higher than last year as a result of increased charges related to information systems and revised cross-charges for other shared functions to better reflect the proportion of benefits received. Costs of raw materials were $3.1 million lower in the quarter, while higher rates increased freight costs by $.1 million. The decrease in the segment’s profit contribution for the full year is attributable to approximately $5.0 million unfavorable commodity costs (primarily almonds and other tree nuts), the larger cost allocations, and increases in freight ($.5 million) and energy costs ($.4 million).

Additional Information
For additional information regarding the Company’s results and financial position, refer to the statements and schedules below.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales	$485.1	$441.9	$1,850.2	$1,675.1
Cost of products sold	(387.6)	(352.0)	(1,497.2)	(1,339.1)
Gross Profit	97.5	89.9	353.0	336.0
Selling, general and administrative expenses	(56.2)	(58.7)	(226.4)	(215.1)
Interest expense, net	(7.5)	(4.5)	(28.1)	(16.5)
Loss on forward sale contracts	(8.1)	-	(9.8)	-
Gain on sale of securities	-	-	2.6	-
Restructuring charges	(.1)	(1.1)	(.1)	(2.7)
Litigation settlement income	-	.1	-	1.8
Earnings before Income Taxes
and Equity Earnings	25.6	25.7	91.2	103.5
Income taxes	(7.5)	(8.2)	(29.9)	(36.6)
Earnings before Equity Earnings	18.1	17.5	61.3	66.9
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	(3.6)	(4.6)	7.0	4.5
Net Earnings	$14.5	$12.9	$68.3	$71.4

Earnings per Share
Basic	$.54	$.43	$2.46	$2.41
Diluted	$.53	$.42	$2.41	$2.34

Weighted Average Shares
for Basic Earnings per Share	26,673	29,736	27,663	29,566
Dilutive effect of:
Stock options	515	717	502	818
Restricted stock awards	50	32	39	25
Weighted Average Shares
for Diluted Earnings per Share	27,238	30,485	28,204	30,409

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Cereals, Crackers & Cookies	$7.3	$6.7	$28.0	$24.0
Frozen Bakery Products	4.9	3.9	21.8	15.1
Dressings, Syrups, Jellies & Sauces	2.1	2.2	8.5	8.7
Snack Nuts & Candy	.8	.7	3.1	2.7
Corporate	1.2	2.0	5.4	5.3
Total	$16.3	$15.5	$66.8	$55.8

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	Sept. 30,	Sept. 30,
	2006	2005

Current Assets	$386.4	$270.0
Noncurrent Assets	1,121.1	999.5
Total Assets	$1,507.5	$1,269.5

Current Liabilities	$197.0	$171.4
Long-term Debt	552.6	422.0
Other Noncurrent Liabilities	281.5	157.8
Shareholders' Equity	476.4	518.3
Total Liabilities and Shareholders' Equity	$1,507.5	$1,269.5